Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Impac Companies 401(k) Savings Plan

We consent to the incorporation by reference in the registration statement on Form S-8 of Impac Mortgage Holdings, Inc. of our report dated October 5, 2005, with respect to the statements of net assets available for benefits of the Impac Funding Corporation 401(k) Profit Sharing Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended as of December 31, 2004, which report appears in the December 31, 2005, Annual Report on Form 11-K of the Impac Funding Corporation 401(k) Profit Sharing Plan.

/s/ SQUAR, MILNER, MIRANDA & WILLIAMSON, LLP

August 11, 2006
Newport Beach, California